Exhibit 99.1

CHIQUITA ANNOUNCES RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

Chiquita and Fyffes Terminate Transaction Agreement

Chiquita Expects to Enter Into Discussions with Cutrale/Safra Group Regarding Their $14.50 Per Share Offer

CHARLOTTE, N.C., October 24, 2014 – Chiquita Brands International, Inc. (NYSE:CQB) (“Chiquita”) today announced that based on the votes cast at the Company’s Special Meeting of Shareholders held today Chiquita shareholders have not approved the revised transaction agreement with Fyffes plc (ESM: FFY ID: AIM: FFY LN) (“Fyffes”). Accordingly, each of the parties has delivered notice to terminate the transaction agreement, and the proposed combination with Fyffes has lapsed for the purpose of the Irish Takeover Rules.

In addition, Chiquita said that it expects to enter into discussions with the Cutrale/Safra Group regarding Cutrale / Safra’s revised offer to acquire all of the outstanding stock of Chiquita for $14.50 per in cash.

“We appreciate the consideration and perspectives of all Chiquita shareholders who participated in this process,” said Edward F. Lonergan, President and Chief Executive Officer of Chiquita. “Given today’s results, we have determined to terminate the agreement with Fyffes and to engage with Cutrale / Safra regarding its revised offer. I want to thank David McCann and the entire Fyffes team for their efforts throughout this process. While we are convinced they would have been a strong merger partner, we will now go forward as competitors. We would also like to express our gratitude to Chiquita’s employees for their hard work and dedication on behalf of Chiquita and our customers.”

Chiquita notes that no definitive agreement with Cutrale / Safra has been reached and there can be no assurances that any transaction will result from these discussions. Chiquita does not expect to update the market with any further information unless and until the Board has reached a final decision.

About Chiquita Brands International, Inc.

Chiquita Brands (NYSE:CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit www.chiquita.com.

Forward Looking Statements

This press release contains certain statements, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, burdensome taxes, additional tax assessments in foreign jurisdictions, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; the risk that any business to be combined with those of the company cannot be integrated successfully or the anticipated benefits or synergies cannot be fully realized or may take longer to realize than anticipated; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Following the lapse of the proposed combination with Fyffes, under the Irish Takeover Rules, except with consent of the Irish Takeover Panel, Chiquita must not, among other things, announce a further offer for Fyffes within 12 months from the date of this announcement.

Statement Required by the Irish Takeover Rules

The directors of Chiquita accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure that such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Chiquita Contacts:

Investors

Steve Himes

1 980-636-5636

shimes@chiquita.com

Media

Ed Loyd

1 980-636-5145

eloyd@chiquita.com

Kelly Sullivan, Averell Withers or Joe Berg

Joele Frank, Wilkinson Brimmer Katcher

1 212-355-4449